Exhibit 99.1

NEWS RELEASE

Overwhelming Support at 2014 Lexaria AGM.

Kelowna, BC—June 17, 2014 - Lexaria Corp. (LXRP-OTCQB) (LXX-CSE) (the "Company" or "Lexaria") today announces that all resolutions were approved and adopted at its Annual General Meeting (AGM) held on June 11th.

Re-election of Chris directors was approved with the following results:

Nominee	For	Withhold	Not Voted
Chris Bunka	10,035,940	730	3,635,439
Bal Bhullar	10,035,940	730	3,635,439
Nicolas Baxter	10,036,140	530	3,635,439

  Ratification of MNP LLP our independent registered public accounting firm for the fiscal year ending October 31, 2013 and to allow directors to set the remuneration, approved with 13,672,109 votes For (100%), 0 votes Against and 0 vote Not Voted; and

  Ratification of the change of business to the regulated marijuana industry was passed with 10,035,445 votes For (99.99%), 1,225 votes Against (0.01%), and 3,635,439 vote Not Voted; and

  Shareholders approved the compensation of our company’s named executive officers (Say-On-Pay), by a vote of 10,032,290 votes For (99.96%), 4,380 votes Against (0.04%), and 3,635,439 vote Not Voted; and

  Shareholders approved a 3-year frequency (Say-When-On-Pay) of future advisory votes on the compensation of our company’s named executive officers, by the following votes One Year - 588,305, Two Years - 4,838,501 Three Years - 5,384,632, Not Voted - 3,776,439; and

  Ratification of the Company’s 2014 stock option plan was passed with 10,028,920 votes For (99.92%), 7,750 votes Against (0.08%), and 3,635,439 vote Not Voted.

The Company thanks its shareholders for showing their overwhelming support through their votes, and will continue to work hard to create value in the pursuit of doing good.

About Lexaria

Lexaria’s shares are quoted in the USA with symbol LXRP and in Canada with symbol LXX. The company searches for projects that could provide potential above-market returns.

To learn more about Lexaria Corp. visit www.lexariaenergy.com.

FOR FURTHER INFORMATION PLEASE CONTACT:

Lexaria Corp.
Chris Bunka, CEO: (250) 765-6424
Clark Kent, Media Inquiries: (647) 519-2646

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors but they include and are not limited to the existence of underground deposits of commercial quantities of oil and gas; cessation or delays in exploration because of mechanical, weather, operating, financial or other problems; capital expenditures that are higher than anticipated; or exploration opportunities being fewer than currently anticipated. There can be no assurance that road or site conditions will be favorable for field work; no assurance that well treatments or workovers will have any effect on oil or gas production; no assurance that oil field interconnections will have any measurable impact on oil or gas production or on field operations, and no assurance that any expected new well(s) will be drilled or have any impact on the Company. There can be no assurance that expected oil and gas production will actually materialize; and thus no assurance that expected revenue will actually occur. There is no assurance the Company will have sufficient funds to drill additional wells, or to complete acquisitions or other business transactions. Such forward looking statements also include estimated cash flows, revenue and current and/or future rates of production of oil and natural gas, which can and will fluctuate for a variety of reasons; oil and gas reserve quantities produced by third parties; and intentions to participate in future exploration drilling. Adverse weather conditions including but not limited to surface flooding can delay operations, impact production, and cause reductions in revenue. The Company may not have sufficient expertise to thoroughly exploit its oil and gas properties. The Company may not have sufficient funding to thoroughly explore, drill or develop its properties. Access to capital, or lack thereof, is a major risk and there is no assurance that the Company will be able to raise required working capital. Current oil and gas production rates may not be sustainable and targeted production rates may not occur. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements and filings. There is no assurance that the medical marijuana business will provide any benefit to Lexaria, and no assurance that any proposed new facility will be built or proceed, nor that municipal or Health Canada regulatory approvals will be obtained. There is no assurance that any municipality where proposed facilities are located will grant its approval, or if granted, retain its approval, for a medical marijuana production facility.

The CNSX has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.